Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Ohio National Fund, Inc.:

We consent to the use of our report for the Ohio National Fund, Inc. dated February 18, 2011, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
April 27, 2011